                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      ORANGE & ROCKLAND UTILITIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      ORANGE & ROCKLAND UTILITIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                                Not Applicable
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:
                                Not Applicable
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
                                Not Applicable
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                Not Applicable
- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

                                                                   April 6, 1994


Dear Shareholder:


    You are cordially invited to attend the Annual Meeting of Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 75 West Route 59, Spring Valley, New York, on Wednesday, May 11, 1994, at 10:30 A.M.



    As always, your management looks forward to the Annual Meeting as an opportunity to report to you with regard to all matters, and to hear your comments and suggestions, which in the past have often proved valuable. We particularly invite shareholders to participate in this year's Annual Meeting. At the Annual Meeting, the Special Committee of the Board of Directors will present the preliminary conclusions of its investigation into the matters described under "Recent Developments" on page 7 of the Proxy Statement. The Board of Directors is committed to a prompt and decisive resolution of these matters, and welcomes an opportunity to discuss them with the shareholders. If you plan to attend the meeting, please mark the box provided on the enclosed proxy card.



    Management also invites your attention to one important proposal described herein. Proposal 2, which calls for the removal of former Chief Executive Officer, James F. Smith from the Board of Directors for cause, requires the affirmative vote of 80% of all outstanding shares of the Company entitled to vote at the Annual Meeting. As described more fully under "Recent Developments" on page 7 of the Proxy Statement, Mr. Smith's employment was terminated for cause based on a decision of the independent Directors, and the Company has commenced an action against Mr. Smith seeking substantial damages based on allegations of breaches of fiduciary duties and other misconduct, including misappropriation of Company assets and funds, expenditures constituting waste of Company assets, failing to maintain adequate internal controls and to supervise subordinate employees, and knowingly permitting the personal use of Company funds by other Company officers. As described under "Recent Developments", the decisions to terminate Mr. Smith's employment for cause and to commence an action against him were based on findings of the investigation conducted by the Special Committee of the Board of Directors.



    The Company strongly believes that it is not appropriate or in the best interest of shareholders for Mr. Smith to continue to serve on the Board of Directors, and urges shareholders to vote FOR Mr. Smith's removal for cause from the Board of Directors pursuant to Proposal 2. We urge each shareholder to read carefully "Recent Developments" and Proposal 2 for a description of the reasons for the Company's belief that Mr. Smith should be removed for cause from the Board of Directors and of Mr. Smith's statement in opposition to his proposed removal.


    The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

                                    Sincerely yours,

                                    H. KENT VANDERHOEF
                                    Acting Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:


     You are hereby notified that the annual meeting of common shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 75 West Route 59, Spring Valley, New York, on Wednesday, May 11, 1994, at 10:30 A.M. for the following purposes:


     1. To elect three Directors.

     2. To remove James F. Smith from the Board of Directors for cause.

     3. To authorize the appointment of the firm of Arthur Andersen & Co. as independent public accountants for the year 1994.

     4. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.


     The Board of Directors has fixed the close of business on March 29, 1994 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.


                                  By Order of the Board of Directors,

                                        H. KENT VANDERHOEF
                                        Acting Chairman of the Board of
                                        Directors

                                        VICTOR A. ROQUE
                                        Vice President, General Counsel and
                                        Secretary


April 6, 1994

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965


                                                                   April 6, 1994


                                PROXY STATEMENT


              ANNUAL MEETING OF COMMON SHAREHOLDERS, MAY 11, 1994


     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1994 annual meeting of common shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his proxy and vote in person if he desires to do so, but attendance at the meeting will not itself revoke his proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted as recommended by the Board of Directors if no instructions are indicated. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

     The annual report of the Company for the year 1993 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 28, 1994.


     The voting securities of the Company issued and outstanding on March 29,
1994 consisted of [            ] shares of Common Stock, $5 par value per share
("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the annual meeting and any adjournments thereof.


     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast. Each other matter presented to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting, except the proposal to remove James F. Smith as a Director for cause (the "Removal Proposal") which requires the affirmative vote of 80% of all outstanding shares of the Company entitled to vote at the Annual Meeting. Abstentions, votes withheld from Director nominees and broker non-votes will not be included in determining the number of votes cast on a matter. Accordingly, because the Removal Proposal requires approval of 80% of all outstanding shares, abstentions, broker non-votes and other failures to vote with respect to the Removal Proposal have the same legal effect as a vote against the Removal Proposal.

                            1. ELECTION OF DIRECTORS


     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently 12 Directors. The Board of Directors, pursuant to the Company's Certificate of Incorporation and By-Laws, has, effective at the 1994 annual meeting of shareholders, fixed the number of Directors at 10. However, if Proposal 2, which calls for the removal of James F. Smith as a Director, is approved, the Board of Directors intends to reduce the number of Directors from 10 to 9. At the 1994 Annual Meeting three Directors are to be elected, all of whom shall be members of the class of 1997.



     The Board of Directors has designated J. Fletcher Creamer, Kenneth D. McPherson and Linda C. Taliaferro as nominees for election as Directors for three-year terms expiring at the 1997 annual meeting of shareholders. All nominees are presently Directors of the Company. Mr. Creamer and Ms. Taliaferro were elected as members of the class of 1994 at the 1991 annual meeting. Mr. McPherson was elected by the Board of Directors on May 6, 1993 to fill a newly-created directorship. Patrick J. Chambers, Jr. and John F. White will retire from the Board of Directors at the 1994 annual meeting and are not candidates for reelection.


     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the three nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.


     Shown below as to each nominee and each Director in the classes continuing in office is the person's age as of March 1, 1994, business experience for the past five years, other directorships and activities, membership on committees of the Board of Directors of the Company, as applicable, period of service as a Director of the Company and Common Stock ownership.


NOMINEES FOR ELECTION AS DIRECTORS

THREE-YEAR TERM EXPIRING IN 1997


          PHOTO         J. FLETCHER CREAMER, AGE 67, DIRECTOR SINCE 1987
                        Chairman of the Board of Directors, J. Fletcher
                        Creamer & Son, Inc., 101 East Broadway, Hackensack,
                        New Jersey, a construction company.
                        Trustee, Hackensack Medical Center, D.A.R.E. of New
                        Jersey and 200 Club of Bergen County. Director,
                        Commerce and Industry Association of Northern New
                        Jersey and the New Jersey Alliance for Action.
                        Member, Compensation Committee.
                        Mr. Creamer beneficially owns 4,659 shares of Common
                        Stock.



          PHOTO         KENNETH D. MCPHERSON, AGE 59, DIRECTOR SINCE 1993
                        Senior Partner, Waters, McPherson, McNeill, P.A., 300
                        Lighting Way, Secaucus, New Jersey, a law firm, since
                        1983.
                        Member, Hudson County Bar Association, New Jersey
                        State Bar Association, American Bar Association.
                        Director, Bally Gaming International, Inc.
                        Member, Compensation Committee.

          PHOTO         LINDA C. TALIAFERRO, AGE 46, DIRECTOR SINCE 1990
                        Member, Taliaferro & Associates, 1666 Callowhill
                        Street, Suite 2B, Harrisburg, Pennsylvania, a law firm she founded in 1991.
                        Director, Resources of the Future. Member, The Urban
                        League of Washington, DC, American Association of
                        Blacks in Energy, American Bar Association,
                        Pennsylvania Bar Association. Former Director,
                        Hospital and Foundation Board of Community General
                        Hospital, Harrisburg, and Please Touch Museum, a children's museum, Philadelphia, Pennsylvania.
                        Ms. Taliaferro was a Commissioner of the Pennsylvania
                        Public Utilities Commission from 1979 until 1988, and served as its Chair from 1983 until 1987. She was a partner in the law firm of Reed Smith Shaw & McClay, Harrisburg, Pennsylvania from 1988 until 1991.
                        Member, Audit Committee.
                        Ms. Taliaferro beneficially owns 53 shares of Common
                        Stock.


MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1995


          PHOTO         VICTOR J. BLANCHET, JR., AGE 52, DIRECTOR SINCE 1991
                        President and Chief Operating Officer, since 1991, and
                        Acting Chief Executive Officer, since October 7, 1993, of the Company, One Blue Hill Plaza, Pearl River, New
                        York.
                        Director, President and Chief Operating Officer of
                        Rockland Electric and Pike, since 1991, and Acting
                        Chief Executive Officer, since October 7, 1993.
                        Mr. Blanchet was Vice President of the Company and of Rockland Electric Company ("Rockland Electric") and
                        Pike County Light & Power Company ("Pike"), the
                        Company's utility subsidiaries, from 1977 until April
                        1990, and Executive Vice President from April 1990 until January 1991. Mr. Blanchet joined the Company in
                        1977.
                        Director, Arden Hill Hospital, Arden Hill Life Care
                        Center, and Vice President, Glen Arden, Inc. Board
                        Member and Past President, Museum Village in Orange
                        County, a non-profit educational institution chartered by the New York State Board of Regents. Trustee and former President, 200 Club of Bergen County.
                        President, Society of Gas Lighting. Vice Chairman and member of the Executive Committee, New York Gas Group.
                        Member of the Executive Committee, Energy Association of the State of New York. Member of the Board, American Gas Association.
                        Member, Executive Committee.
                        Mr. Blanchet beneficially owns 2,233 shares of Common
                        Stock.

          PHOTO         FRANK A. MCDERMOTT, JR., AGE 75, DIRECTOR SINCE 1983
                        President, JFM Associates, Inc., 72 Pondfield Road
                        West, Bronxville, New York, a management consulting firm he founded in 1983.
                        Trustee, The Merger Fund.
                        Mr. McDermott is a former Director, Executive Vice
                        President and Chief Financial Officer of New York
                        Telephone Company, retiring in 1983 from this former operating subsidiary of American Telephone and Telegraph Company.
                        Chairman, Compensation Committee and Member, Executive
                        Committee.
                        Mr. McDermott beneficially owns 697 shares of Common
                        Stock.



          PHOTO         JAMES F. O'GRADY, JR., AGE 66, DIRECTOR SINCE 1980
                        President, O'Grady and Associates, Sarah Wells Trail,
                        Goshen, New York, a media brokerage and consulting firm he founded in 1986, and Branson Radio Network, Inc., Branson, Missouri, a satellite network serving
                        United States and international radio stations.
                        Director, SFX Broadcasting, Inc. and Video for
                        Broadcast, Inc.
                        Trustee, St. John's University. Honorary Director,
                        Horton Memorial Hospital. Director, Coalition for
                        Lithuanian Development. Chairperson, Communications
                        Advisory Council of Marist College. Member,
                        Communication Arts Advisory Council of St. John's
                        University.
                        Mr. O'Grady, an attorney, has been Of Counsel to the law firm of Cahill & Cahill, Brooklyn, New York, since
                        1986.
                        Member, Compensation Committee and Executive
                        Committee.
                        Mr. O'Grady beneficially owns 600 shares of Common
                        Stock.



          PHOTO         H. KENT VANDERHOEF, AGE 71, DIRECTOR SINCE 1976
                        Acting Chairman of the Board of Directors, One Blue
                        Hill Plaza, Pearl River, New York since October 7,
                        1993.
                        Director and former Chairman of the Board of Directors and Chief Executive Officer, Kay-Fries, Inc.,
                        Rockleigh, New Jersey, a chemical manufacturer. Mr.
                        Vanderhoef was President of Kay-Fries until 1981 and, from 1983 until 1990, was a consultant to that company.
                        Director, Rockland Country Club Foundation.
                        Chairman, Executive Committee and Member, Audit Com-mittee.
                        Mr. Vanderhoef beneficially owns 2,072 shares of Common Stock.

TERM EXPIRING IN 1996


          PHOTO         RALPH M. BARUCH, AGE 70, DIRECTOR SINCE 1983
                        Consultant to Viacom International, Inc., c/o
                        Showtime, 1775 Broadway, New York, New York, a diversified communications and entertainment company, since 1987.
                        Trustee, Carnegie Hall, Lenox Hill Hospital and Museum of Television & Radio. Trustee and Chairman Emeritus, the Lauri Strauss Foundation and the National Academy of Cable Programming.
                        Mr. Baruch was the founder, and served as Chief
                        Executive Officer of Viacom from 1971 until 1983, and
                        Chairman of the Board of Directors of Viacom from 1983 until 1987. From 1987 until 1992, he was President of Ralph M. Baruch, Inc., a communications consulting firm. Mr. Baruch was a Senior Fellow, Gannett Center for Media Studies at Columbia University from 1987 until 1988.
                        Member, Compensation Committee and Executive
                        Committee.
                        Mr. Baruch beneficially owns 3,510 shares of Common
                        Stock.



          PHOTO         MICHAEL J. DEL GIUDICE, AGE 51, DIRECTOR SINCE 1988
                        Investment Banker, Lazard Freres & Co., One
                        Rockefeller Plaza, New York, New York, an investment banking firm, since 1987.
                        Trustee, The City University of New York. Chairman,
                        Hudson River Park Conservancy. Treasurer, Governor's
                        Committee on Scholastic Achievement.
                        Member, Audit Committee.



          PHOTO         JAMES F. SMITH, AGE 57, DIRECTOR SINCE 1972*
                        Mr. Smith, Clubhouse Road, Tuxedo Park, New York, was
                        Chairman of the Board of Directors and Chief Executive
                        Officer from 1979 until October 7, 1993.
                        He also served as Chairman of the Board of Directors and Chief Executive Officer of Rockland Electric and
                        Pike from 1979 until October 7, 1993.
                        Mr. Smith beneficially owns 10,081 shares of Common
                        Stock.


- ---------------

*Mr. Smith's membership on the Board of Directors is the subject of Proposal 2 which calls for his removal as a Director for cause.

     During 1993 the Board of Directors held 14 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held six meetings; the Compensation Committee held five meetings; the Executive Committee held seven meetings; and the Special Committee held 17 meetings.

     The Audit Committee is composed of outside Directors and has as its functions the review of the scope and results of the independent public accountants' examination, the review of the activities of the internal audit group and the review of internal controls. The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company officers.

     The Executive Committee of the Board of Directors acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to Victor A. Roque, Secretary of the Company. Such submissions will be accepted at any time and will be considered when vacancies occur.

     On August 20, 1993, the Company's Board of Directors created a Special Committee of the Board, consisting entirely of outside Directors, to conduct an independent investigation of issues raised by the Rockland County District Attorney and any other matters discovered in the course of the investigation as the Special Committee deems necessary or desirable. The Special Committee was granted full and complete power and authority to take whatever steps it deems necessary or desirable, including retention of counsel and other advisors, presenting to the Board of Directors periodic reports regarding its activities and at the appropriate time its full findings, and making recommendations to the Board of Directors with respect to any remedial measures it deems appropriate to prevent a recurrence of any improprieties or irregularities discovered by the investigation. The Special Committee is Chaired by Ms. Taliaferro and the other members are Messrs. Baruch, O'Grady and White. See "Recent Developments".

     Mr. Michael Del Giudice is an investment banker with Lazard Freres & Co., a New York investment banking firm which served as a co-manager of the Company's 1993 registered public offering of $55,000,000 of debt securities. Lazard Freres & Co., as co-manager and purchaser of approximately one quarter of the principal amount of such debt securities, received standard underwriting discounts.

     J. Fletcher Creamer & Son, Inc., of which Mr. J. Fletcher Creamer is Chairman of the Board, has for many years performed excavation and related work for the Company and its New Jersey utility subsidiary. Payments made in 1993 for work contracted for pursuant to competitive price quotation totaled $104,994.

COMPENSATION OF DIRECTORS

     Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting such Director attends of the Board of Directors, except that, effective October 7, 1993, the Acting Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors or $800 if held on a separate day. Each such Director is also paid a fee in the amount of $900 for each meeting of the Special Committee attended. The independent Directors of the Company approved the payment of $50,000 to Ms. Taliaferro, Chair of the Special Committee, and $5,000 each to Messrs. Baruch, O'Grady, and White, members of the Special Committee, for extraordinary services performed in 1993. Pursuant to a deferred compensation plan for non-employee Directors, eligible Directors may elect to defer all or any part of their compensation for services as a Director. In the event of a change in control of the Company, all deferred amounts would be payable immediately.

     The Company has a Post-Director Service Retainer Continuation Program ("Program") for non-employee Directors. To be eligible for the Program, a Director must have served on the Board of Directors for a period of at least five years ("Eligible Director"). The Program provides for the continuation to the Eligible Director of the annual Board service retainer and any annual Committee service retainer for a period equal to the lesser of the Eligible Director's years of service on the Board or ten years. Payments commence (i) if the Eligible Director is living, as of the later of the Eligible Director's attaining age 65 or ceasing to be a member of the Board of Directors or (ii) in the case of the death of an Eligible Director prior to the commencement of payments, following the 65th anniversary of the Director's birth. In the event an Eligible Director dies, either while serving on the Board or after retiring from the Board, and where payments remain to be made, the remaining payments will be made to the Director's beneficiary. In the event of the death of a beneficiary to whom payments are due, the remaining payments will be made to the beneficiary's estate. Under the Company's By-Laws, a Director cannot be 70 years of age or older upon election except those Directors elected on or before April 11, 1990 and who were 60 years of age or older on that date cannot be 75 years of age or older upon election. In the event of a change in control of the Company, a Director's benefits would vest and be paid in a lump sum cash amount equal to the present value of the payments that would otherwise have been made.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table shows all of the Company's equity securities beneficially owned by each present Director who owns shares, each of the executive officers named on the Summary Compensation Table and by all Directors and executive officers as a group as of March 1, 1994 the most recent practicable date for which information is available.



                                                                COMMON
                                                             SHARES OWNED
                                 NAME                     BENEFICIALLY(1)(2)
                ---------------------------------------  ---------------------
                Ralph M. Baruch                                   3,510
                Victor J. Blanchet, Jr.                           2,233
                Patrick J. Chambers, Jr.                          3,448
                J. Fletcher Creamer                               4,659
                Frank E. Fischer                                  2,320
                Thomas A. Folchi, Jr.                             2,332
                Frank A. McDermott, Jr.                             697
                James F. O'Grady, Jr.                               600
                Victor A. Roque                                     448
                James F. Smith                                   10,081
                Linda C. Taliaferro                                  53
                H. Kent Vanderhoef                                2,072
                John F. White                                       904

                19 Directors and executive officers as a group   33,872



- ---------------



     (1) Based on information furnished to the Company by the Directors and officers. Includes shares owned beneficially pursuant to the Company's Management Employees' Savings Plan through December 31, 1993, the latest date for which such information is available.



     (2) As of March 1, 1994, no Director owned beneficially more than 0.074% of the outstanding shares of Common Stock of the Company, no named executive officer owned more than 0.025% of such shares, and Directors and officers as a group owned 0.250% of such shares.



     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission ("SEC") reports of changes in ownership of common stock of the Company. The Company believes that, during the 1993 fiscal year, all Section 16(a) filing requirements applicable to its officers and Directors were complied with except that one report regarding one transaction which should have been filed by Victor A. Roque with the SEC by May 10, 1993 was filed on June 10, 1993.



     The table set forth as Appendix A shows all securities of the Company purchased within the past two years by each present Director who purchased securities during such period, the dates on which such securities were purchased and the amount purchased on each such date.


RECENT DEVELOPMENTS

     On August 16, 1993, Linda Winikow, then Vice President, was arrested by the Rockland County (New York) District Attorney and charged with grand larceny, commercial bribery, and making campaign contributions under a false name. In essence, the District Attorney alleged that Ms. Winikow (i) had been coercing or inducing certain vendors of goods or services to the Company to make contributions to political candidates or causes, while arranging for some of those contributions to be, in effect, reimbursed by means of false or inflated invoices paid by the Company, and (ii) had used advertising contracts to try to influence news reports about the Company. These illegal activities were alleged to have occurred between March 1, 1992 and September 1, 1993. Two other former employees who reported to Ms. Winikow were charged with grand larceny. The Company immediately placed Ms. Winikow on a leave of absence. The District Attorney also announced that he would commence an investigation of the Company, and the Company announced that it would undertake its own investigation into the matters cited by the District Attorney.


     On August 20, 1993, the Company's Board of Directors created a Special Committee of the Board, consisting entirely of outside Directors, to conduct an independent investigation of the issues raised by the Rockland County District Attorney and any other matters discovered in the course of the investigation as the Special Committee deems necessary or desirable. The Special Committee was granted full and complete power and authority to take whatever steps it deems necessary or desirable, including retention of counsel and other advisors, presenting to the Board of Directors periodic reports regarding its activities and at the appropriate time its full findings, and making recommendations to the Board of Directors with respect to any remedial measures it deems appropriate to prevent a recurrence of any improprieties or irregularities discovered by the investigation. The Special Committee consists of Linda C. Taliaferro, Chair, Ralph M. Baruch, James F. O'Grady, Jr. and John F. White. The Special Committee has retained the law firm of Stier, Anderson & Malone as investigative counsel, and Price Waterhouse & Co. as accounting experts, to assist it in conducting its independent investigation.


     The Special Committee will present preliminary conclusions of its investigation at the Annual Meeting of Shareholders on May 11, 1994. The Special Committee intends to complete its investigation as promptly as practicable after the Annual Meeting and will report its final conclusions and recommendations to the Board of Directors at that time. Copies of an executive summary of the final report of the investigation will be made available to shareholders.



     Following its formation, the Special Committee met on 12 occasions during the period August 20 to October 4, 1993 to review matters relating to the investigation and to hear presentations by representatives of Stier, Anderson & Malone. On September 7, 1993, as a result of a report by Mr. Edwin H. Stier of Stier, Anderson & Malone regarding transactions that appeared to involve Mr. Smith's use of Company assets for personal benefit, the Special Committee directed Mr. Stier to interview Mr. Smith. Mr. Stier and a member of the Special Committee met with Mr. Smith and his counsel on September 20, 1993 and reported to the Special Committee at length with respect to that interview at a meeting on September 22, 1993, including evidence that Mr. Smith had not been candid and forthcoming in his responses to various questions. At a meeting of the Special Committee on September 24, 1993, which was also attended by four other independent Directors, there was a further report of the interview with Mr. Smith and an extensive review of the results of the investigation to date, including transactions involving Mr. Smith.



     At a meeting of the Special Committee on October 4, 1993, Mr. Stier updated the Special Committee regarding the matters uncovered by the investigation to date. Mr. Stier presented evidence to the Special Committee that, in the judgment of the Special Committee, justified a conclusion that there had been numerous transactions involving personal use of Company assets by Mr. Smith for the benefit of himself, his family and his friends. He also presented evidence of many other expenditures by Mr. Smith for which it was not possible to determine whether there was an adequate business purpose. Evidence was also presented indicating evasion of internal accounting controls by Mr. Smith. The Special Committee and Mr. Stier also reviewed evidence suggesting that Mr. Smith had not properly supervised, or caused the proper supervision of, Ms. Winikow. The Special Committee reviewed the terms of Mr. Smith's employment agreement with the Company, which permitted the Company to terminate his employment for cause if authorized by a majority vote of the independent Directors. There was an extensive discussion of issues relating to whether Mr. Smith's employment should be terminated for cause. The Special Committee unanimously decided to recommend to the independent Directors that Mr. Smith's employment be terminated for cause.



     On October 5, 1993, eight independent Directors met to review the findings of the Special Committee's investigation to date and the Special Committee's October 4, 1993 recommendation. At that meeting, a lengthy report by Mr. Stier was presented regarding various transactions involving Mr. Smith, and there was an extensive discussion of such matters and the resulting damage to the Company that, in the judgment of the eight independent Directors present, had resulted or was in all probability likely to result therefrom. Based on these discussions, the eight independent Directors present unanimously determined to terminate for cause the employment of James F. Smith as Chief Executive Officer of the Company and to remove him as Chairman of the Board. On October 7, 1993, the decision to terminate Mr. Smith's employment for cause was unanimously ratified and approved by all nine independent Directors, notice of such termination was delivered to Mr. Smith and he was suspended from all duties effective immediately. The Board of Directors then appointed Victor J. Blanchet, Jr. to serve as Acting Chief Executive Officer and H. Kent Vanderhoef to serve as Acting Chairman of the Board.



     Under Mr. Smith's employment agreement, "cause" is defined to include serious, wilful misconduct or gross neglect of duties which has resulted, or in all probability is likely to result, in material economic damage to the Company. The principal basis for the independent Directors' determination that there was adequate cause for Mr. Smith's termination was their judgment that the evidence uncovered by the investigation and presented to the independent Directors justified a conclusion that Mr. Smith had engaged in serious, wilful misconduct and had grossly neglected his duties. Specifically, the independent Directors determined that the evidence justified conclusions that Mr. Smith had engaged in numerous and repeated transactions involving use of the Company's resources and assets for the personal benefit of Mr. Smith, his family and friends; numerous and repeated expenditures of Company funds by Mr. Smith that had no adequate business purpose; numerous and repeated violations and evasions of the Company's internal controls; failure by Mr. Smith to properly supervise, or cause the proper supervision of, Ms. Winikow; numerous and repeated violations of Company policies; failures by Mr. Smith to make candid and forthcoming disclosures in connection with the Special Committee's investigation and other actions by Mr. Smith to hinder and obstruct the investigation. The independent Directors further concluded that the Company had suffered and/or in all probability was likely to suffer material economic damage as a result of the foregoing, including:



      (i) the monetary losses caused by misappropriation or misuse of Company funds and assets;



      (ii) the adverse effect of the foregoing events on the Company's relations with the New York Public Service Commission and, in particular, the threatened termination by the Public Service Commission of the Company's pending electric rate proceeding, and the costs and burdens that would be required to satisfy the Public Service Commission that the Company's internal controls function satisfactorily;



     (iii) the costs and legal exposure resulting from civil and criminal proceedings and inquiries that were pending or were likely to arise;



     (iv) the costs and disruption already incurred and to be suffered by the Company as a result of the need to conduct a thorough and complete investigation of the matters referred to above; and



      (v) the substantial adverse effect on the Company arising from adverse publicity, loss of business reputation and adverse effect on employee morale.



The bases for Mr. Smith's termination of employment for cause were stated in the notice of termination for cause delivered to Mr. Smith.



     Subsequent to October 7, 1993, counsel to Mr. Smith requested and was supplied with further details regarding the transactions that were the basis of the independent Directors' determination to terminate Mr. Smith's employment for cause. Mr. Smith had certain rights under his employment agreement with the Company to take corrective action with respect to his termination of employment for cause which lapsed, without any such action being taken, on December 6, 1993, at which time his termination of employment for cause became fully effective. Mr. Smith has stated that he disputes the allegations set forth in the notice of termination for cause. Mr. Smith has the right under his employment agreement to contest the termination of employment for cause in an arbitration proceeding for an undefined period. To the knowledge of the Company, Mr. Smith has not initiated any such arbitration proceeding.



     Following the effective date of Mr. Smith's termination of employment for cause, at the request of counsel to Mr. Smith, meetings were held between counsel to Mr. Smith and counsel to the Company to discuss the possibility of voluntary settlement of claims between the Company and Mr. Smith. Based on those discussions, the Company determined that it did not appear that it would be possible to settle its claims against Mr. Smith on a basis satisfactory to the Company, and, on February 7, 1994, the Company commenced an action against Mr. Smith in New York State Supreme Court by the filing of a Summons with Notice. The Summons puts Mr. Smith on notice of claims for breach of his fiduciary duties of loyalty and care, waste, conversion, fraud, and unjust enrichment based on allegations that Mr. Smith misused Company assets and personnel and misappropriated Company funds for his own benefit or for other improper purposes, and failed to maintain proper management controls or to properly supervise corporate affairs and subordinate employees.



     The Company served a complaint in that action on March 16, 1994. Unless otherwise extended, Mr. Smith's answer will be due 20 days after the complaint was served. The complaint alleges causes of action for breaches of fiduciary duty, inducing breach of fiduciary duty by others, fraud, conversion, unjust enrichment, waste and an accounting of Company property and funds. More particularly, the complaint alleges, among other things, that (i) Mr. Smith intentionally misappropriated and converted Company funds, assets and services to his own use by causing the Company to pay, through the submission of false and inaccurate expense reports, for personal expenses associated with his travel, entertainment, purchases of merchandise, use of Company vendors and use of the Company's conference center facilities; (ii) Mr. Smith engaged in a pattern of excessive and extravagant expenditures of Company funds in connection with purported business travel, entertainment and Company-sponsored events that had no legitimate business purpose or conferred little or no benefit to the Company's business, and constituted waste of corporate assets; and (iii) Mr. Smith failed to institute and maintain adequate internal controls, failed to supervise subordinate employees, including Ms. Winikow and knowingly permitted, induced and authorized the personal use of Company funds, assets and services by other Company officers. The Company seeks an accounting by Mr. Smith of certain Company funds and property, restitution of all amounts misappropriated, misused, or unaccounted for, forfeiture of compensation paid or awarded by the Company to Mr. Smith during the period in which breaches of fiduciary duties occurred, compensatory damages in an amount not less than $5 million, and punitive damages.



     Mr. Smith currently is a Director of the Company. The Board of Directors has recommended and will present to the shareholders at the Annual Meeting a proposal that Mr. Smith be removed for cause as a Director of the Company. Mr. Smith opposes the proposal of the Company to remove him as a Director. A letter from Mr. Smith in opposition to the Company's attempt to remove him as a Director is set forth herein. See "Proposal 2. As To The Removal of James F. Smith From the Board of Directors For Cause".



     On August 26, 1993, the Board of Directors terminated Ms. Winikow's employment and the Company filed Orange and Rockland Utilities, Inc. v. Winikow in the United States District Court, Southern District of New York, against Ms. Winikow, three other former Company employees and two vendors. The Company alleges in its complaint that the defendants had engaged in a conspiracy to divert funds from the Company through the submission of false and fraudulent invoices in order to pay personal expenses of and/or to provide personal services to the defendants. The Company also alleges that the defendants made various contributions to political candidates consisting of money and services diverted from the Company. On October 6, 1993, Ms. Winikow pleaded guilty in the Supreme Court of the State of New York, County of Rockland, to grand larceny (a class D felony), commercial bribery (a class A misdemeanor), and making a campaign contribution under a false name (an unclassified misdemeanor) and, on November 10, 1993, the two former employees pleaded guilty to grand larceny (a class D felony). In pleading guilty to the felony count, Ms. Winikow stated she had been acting on behalf of the Company. The presiding judge informed Ms. Winikow that her sentence would be based on her assistance to the prosecution in its investigation. Ms. Winikow's sentencing on these pleas is currently scheduled for April 7, 1994.


     On November 3, 1993, the Company entered into a Joint Cooperation Agreement with the Rockland County District Attorney's Office. The District Attorney agreed that, in light of the Company's agreement to cooperate and the clear demonstration by the Company's Board of Directors of their determination to uncover all past improper activities of the types being investigated, no criminal charges of any kind will be filed against the Company or any of its affiliates or subsidiaries in connection with the pending investigation of the Company. The Company agreed to cooperate with the District Attorney and to provide access to Company books and records and to information developed by the Special Committee's investigation. The Company also agreed to establish an office of Inspector General to monitor the conduct of Company management and employees for a period of seven years after the conclusion of the Special Committee's investigation. The Inspector General will perform no managerial functions, and the duration of the Inspector General's appointment may be modified by the parties as the circumstances warrant. The agreement with the District Attorney also requires the Company to disband its political action committee, OREPAC, to refrain from making political contributions for five years and to take certain other remedial actions.


     On October 14, 1993, in response to an Order of the New York Public Service Commission, the Company agreed to an extension of the statutory suspension period for its pending rate case to June 30, 1994 and to (i) a two-month reduction of $115,000 per month to ratepayers in November and December 1993 (the Company voluntarily extended this temporary rate reduction for a third month, through January 1994, bringing the total amount refunded to New York ratepayers to $345,000), (ii) make $3 million of its existing annual revenues ($2.25 million of electric revenues and $.75 million of gas revenues) temporary and subject to refund, (iii) continue to cooperate fully and in a timely fashion with the New York Public Service Commission Staff's investigation, (iv) prefile with the New York Public Service Commission a complete and detailed analysis of the results of the Special Committee's investigation, (v) agree that further hearings are appropriate for evaluation of the Company's analysis and evidence, as well as those of other parties, including the New York Public Service Commission Staff, (vi) continue existing ratemaking mechanisms for the duration of the further suspension period, and (vii) agree that, if by June 30, 1994 the New York Public Service Commission Staff's investigation is not completed, then temporary rates may be set. On December 17, 1993, the Company reported to the Administrative Law Judge presiding over its rate case that the Company's analysis of the results of the Special Committee's investigation will be available no later than May 31, 1994 and proposed an additional six-month extension of both the suspension period and the existing electric ratemaking mechanisms to December 31, 1994.



     On November 3, 1993, the New Jersey Board of Regulatory Commissioners commenced its periodic management audit of the Company's wholly-owned subsidiary, Rockland Electric Company. As a result of the events and investigations described above, the New Jersey Board of Regulatory Commissioners audit will include, in addition to a standard review of operating procedures, policies and practices, a review of the posture of Rockland Electric Company management regarding business ethics and a determination regarding the effect of such events on Rockland Electric Company ratepayers.



     Under an agreement with the New Jersey Board of Regulatory Commissioners to return to customers funds misappropriated by employees, Rockland Electric Company has agreed to refund to New Jersey ratepayers $94,100 through reductions in the applicable fuel adjustment charges in February and March 1994. The Company has also pledged to return any other funds that are discovered to have been misappropriated.



     On August 18, 1993, Feiner v. Orange and Rockland Utilities, Inc., a purported ratepayer class action complaint against the Company, the Company's wholly-owned subsidiary, Rockland Electric Company, Ms. Winikow and others, was filed in the United States District Court, Southern District of New York. The Feiner complaint names a number of "John Does," who are described as officers and directors of the Company, but does not identify any current or former officer or director by name except Ms. Winikow. The complaint alleges that the defendants violated the Federal Racketeer Influenced and Corrupt Organizations Act ("RICO") and New York common law by using false and misleading testimony to obtain rate increases from the New York Public Service Commission and used funds obtained from ratepayers in furtherance of an alleged scheme to make illegal campaign contributions and other illegal payments. Plaintiffs seek damages in the amount of $900 million (which they seek to treble pursuant to the RICO statute). The Company intends to vigorously contest these claims and filed a motion to dismiss them on February 18, 1994.


     On August 31, 1993, Patents Management Corp. v. Orange and Rockland Utilities, Inc., a purported shareholder derivative complaint, was filed in the Supreme Court of the State of New York, County of New York, against the Company, all but one of the Directors and several other named defendants by an alleged shareholder of the Company. Plaintiff claims that the Company's Directors breached their fiduciary duties by condoning the alleged wrongful acts of Ms. Winikow or failing to exercise appropriate supervisory control over Ms. Winikow. Plaintiff requests that the Court require each Director to indemnify the Company against all losses sustained by the Company as a result of these alleged wrongful acts of Ms. Winikow. The Company intends to vigorously contest these claims.

     On November 23, 1993, Gross v. Orange and Rockland Utilities, Inc., a purported shareholder class action complaint, was filed in the United States District Court, Southern District of New York. Plaintiff alleges that various Securities and Exchange Commission filings of the Company during the period between March 2 and November 4, 1993 contained false and misleading information, and thereby violated Sections 11 and 12(2) of the Securities Act of 1933, by failing to disclose what the plaintiff alleges was a "scheme" by the Company to make illegal political payments and campaign contributions to various public officials and politicians. As a result, plaintiff claims, during such period persons who purchased the Company's stock through the Company's Dividend Reinvestment Plan did so at artificially inflated prices. The complaint seeks unspecified money damages. The Company intends to vigorously contest these claims.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Company's compensation programs for executive officers are established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any of the executive compensation programs. For several years, the Compensation Committee has had access to an independent compensation consultant for advice in developing and administering these compensation programs. The Company's executive compensation programs are based on compensation policies geared to reward outstanding executive performance by linking the compensation paid to executive officers with enhanced shareholder value. While actually measuring performance is a complex undertaking, the Compensation Committee believes that this report will provide the Company's shareholders with a detailed, clear explanation of how the Company's executive compensation philosophy attempts to align the financial interests of its executive officers with those of its shareholders.



     An element of executive compensation is awards for the achievement of one-year and three-year goals under an incentive compensation plan which covers the officers and certain other key management employees of the Company ("Incentive Compensation Plan"). The Compensation Committee recommended, and the Board of Directors agreed, that all decisions with regard to payments for the achievement of one-year goals under the Incentive Compensation Plan be deferred until the investigation by the Special Committee of the Board of Directors has been completed.


COMPENSATION PHILOSOPHY


     The Company's executive compensation program is founded on the basic philosophy that compensation should reflect corporate and individual performance, rewarding, when appropriate, business strategies and long-term strategic management which enhance shareholder value and customer service. Based on this philosophy, the Company's executive compensation programs are designed to:


     - provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - attract, motivate and retain key executives;

     - compensate executives for their successful long-term strategic management of the Company;

     - establish compensation opportunities based on competitive levels among comparably-sized companies which also represent potential markets for the executives' talent; and

     - base actual compensation goals on the achievement of the Company's annual and long-term strategic objectives and performance relative to other utilities


ELEMENTS OF EXECUTIVE COMPENSATION



     In addition to the specific measures discussed below for each element of pay, the Compensation Committee also monitors the overall relationship between pay and total return to shareholders.

SALARY AND TOTAL COMPENSATION


     Base salaries are positioned at approximately the 75th percentile of comparably-sized utilities. Base salary increases are based on the average of median increases in both the utility industry and general industry, and the Committee's judgment of officers' performance relative to their specific job responsibilities. Total compensation, which includes base salary plus incentives, is positioned at the average of general and utility industry median pay levels. This positioning was chosen not only to ensure that compensation accurately reflects the Company's marketplace for talent, which is broader than the utility industry, but also to recognize the Company's historical performance relative to both utility and general industry companies. Earned return on equity and earned return on assets were at the 75th percentile of comparably-sized utilities for the five years ending 1992, the most recent year for which data is available. In addition, as shown on the performance chart on page 15, over the last five years, total return to shareholders performance was comparable to shareholder returns for the Standard & Poor's 500 Index and the Standard & Poor's Utilities Index.



     The utilities used for pay comparisons are a broader group of electric and gas utilities than those used for performance comparisons, including those in the S&P Utilities Index in the performance graph on page 15. The Committee believes the groups are equally representative of the industry.



     Section 162(m) of the Internal Revenue Code of 1985, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for remuneration of any officer named on the Summary Compensation Table will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Company received remuneration during the 1993 fiscal year approaching $1 million, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.


INCENTIVE COMPENSATION

     The Company's Incentive Compensation Plan is designed to recognize and reward, where appropriate, outstanding management achievement. It seeks to foster quality service to customers at optimum efficiency while returning a good yield to shareholders.


     Under the Incentive Compensation Plan, the Compensation Committee approves the setting of goals and objectives upon which incentive compensation awards are based and submits these goals and objectives to the Board of Directors for its review and approval. Two components anchor the program set forth under the Incentive Compensation Plan: an annual incentive plan based on the attainment of three one-year objectives (the "one-year goals") which can be accomplished in one year's time, and a long term plan based on the attainment of several additional objectives over a three year period (the "three-year goals"). One-year and three-year goals are defined in objective and quantifiable terms. Payouts for overall performance that substantially exceeds expectations are made at the 150% maximum level for goals set prior to 1994. Beginning in 1994 for one-year goals, and in 1995 for three-year goals, payouts for overall performance that substantially exceeds expectations will be made at the 120% maximum level. No payouts are made for performance below expectations.


ONE-YEAR GOALS

     In 1993, the Company had three one-year objectives: (1) maintain a high level of customer service by minimizing field service and customer inquiry response time and achieving an acceptable level of customer service reliability;
(2) produce earnings per average common share for calendar year 1993 that support continued common dividend growth; and (3) reduce electrical energy production cost. These objectives are equally weighted. During the course of 1993, the first objective was exceeded, the second objective was not met and the third objective was exceeded. In light of the events surrounding the departures of Ms. Winikow and Mr. Smith from their positions with the Company, the Committee recommended, and the Board of Directors agreed, that all decisions (except with respect to Mr. Smith and Ms. Winikow who will not receive payments) with regard to payments for the achievement of 1993 goals be deferred until the investigation by the Special Committee of the Board of Directors has been completed. See "Recent Developments." While decisions with regard to awards have been deferred for 1993 one-year goals under the Incentive Compensation

Plan, substantially all payments for the achievement of one-year goals to management employees who do not participate in the Incentive Compensation Plan were made as scheduled.


THREE-YEAR GOALS

     The Company's three long-term incentive goals for 1992-94 are: (1) earn the Company's allowed rate of return on equity; (2) achieve favorable retail price comparisons based on specific measures for each energy category; and (3) achieve demand-side management objectives for the three-year period in order to satisfy the electric peak demand requirements of the Company's customers. These three goals are weighted at 30%, 20% and 50%, respectively.

CHIEF EXECUTIVE OFFICER COMPENSATION


     Mr. Blanchet was named Acting Chief Executive Officer of the Company effective October 7, 1993. From January 1 through October 7, 1993, Mr. Blanchet received the base salary established by the Compensation Committee for his position as President and Chief Operating Officer of the Company. Thus, Mr. Blanchet's base salary for this period was positioned at approximately the 75th percentile when compared with the compensation paid by comparably-sized utilities to their respective Presidents and Chief Operating Officers.



     Effective October 7, 1993, Mr. Blanchet's total compensation for his service to the Company as Acting Chief Executive Officer was set at median levels when compared to Chief Executive Officers at comparably-sized utilities. Mr. Blanchet's annual incentive award for 1993, like those of other executive officers of the Company, will be based on the Company's attainment of its 1993 goals versus targeted levels. However, as noted above, decisions with regard to payouts based on the achievement of the 1993 one-year goals under the Incentive Compensation Plan have been deferred until after the completion of the investigation. Mr. Blanchet's long-term incentive awards with respect to the Company's 1986-1988 and 1989-1991 incentive cycles exceeded targeted levels because the Company's actual performance exceeded targeted levels. The annual installments of the long-term awards received by Mr. Blanchet for 1988-1991 are reflected in the Summary Compensation Table. Mr. Blanchet's success in achieving the 1992-1994 three-year goals can not be determined until after 1994.



     Mr. Smith's employment as Chief Executive Officer was terminated for cause pursuant to a notice of termination delivered on October 7, 1993, which became fully effective on December 6, 1993. (See "Recent Developments"). Prior to the termination of his employment, Mr. Smith was compensated pursuant to his Employment Agreement with the Company, which is further described beginning on page 19. Mr. Smith's compensation opportunity pursuant to his Employment Agreement was designed to be the average of general and utility industry median pay levels, while his base salary was positioned at approximately the 75th percentile for comparably-sized utilities.



     The Company ceased payment of Mr. Smith's salary as of November 30, 1993. As a result of his termination of employment for cause, he will not receive any payment under the Company's Incentive Compensation Plan for service in 1993 or with respect to long-term awards for 1992-1994. Prior annual installments of Mr. Smith's long-term awards for 1988-1991 are reflected in the Summary Compensation Table. In a lawsuit filed on February 7, 1994, the Company seeks to recover certain compensation paid or awarded to Mr. Smith, which may include deferred salary and incentive compensation.



     Mr. Smith was also a participant in the Company's Performance Unit Incentive Plan which was designed by an independent compensation consultant. The Performance Unit Incentive Plan was designed to provide Mr. Smith and other participants with long-term incentives to develop the Company's non-regulated business enterprises, thereby adding long-term value to shareholders' investment. In accordance with the terms of the Performance Unit Incentive Plan, Mr. Smith's rights under the Performance Unit Incentive Plan were cancelled as a result of the termination of his employment with the Company for cause.


COMPENSATION COMMITTEE
Frank A. McDermott, Jr., Chairman      James F. O'Grady, Jr.
Ralph M. Baruch                        Kenneth D. McPherson
J. Fletcher Creamer


April 6, 1994

PERFORMANCE GRAPH AND INFORMATION

                Comparison of Five Year Cumulative Total Return*
   Orange and Rockland Utilities, Inc., S&P 500 Index and S&P Utilities Index

      Measurement Period               Orange and
    (Fiscal Year Covered)              Rockland       S&P 500      S&P Utilities
1988                                       100             100             100
1989                                       118             132             147
1990                                       125             128             143
1991                                       165             166             164
1992                                       190             179             178
1993                                       196             197             203


              * Assumes $100 invested on December 31, 1988 (Total Return Assumes Reinvestment of Dividends).



     As can be seen from the performance graph and data in the Cumulative Total Return table, the Company's Common Stock has consistently gained in value in each year during the five year period from December 31, 1988 to December 31, 1993. In fact, an investment of $100 on December 31, 1988, with the reinvestment of dividends, was worth $196 on December 31, 1993. The average annual total rate of return on the Company's Common Stock for the 5-year period indicated above, including the reinvestment of dividends, was 14.4%. There can be no assurance that this level of performance will continue to be achieved.

                             EXECUTIVE COMPENSATION

     The table below shows all compensation awarded to, earned by or paid to persons serving as Chief Executive Officer in 1993 and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                        -------------------------------
                                          ANNUAL COMPENSATION
                                   ----------------------------------          AWARDS           PAYOUTS
                                                            OTHER       ---------------------   -------         ALL
                                                            ANNUAL      RESTRICTED               LTIP          OTHER
                                    SALARY      BONUS    COMPENSATION      STOCK      OPTIONS/  PAYOUTS     COMPENSATION
NAME & PRINCIPAL POSITION YEAR       ($)        ($)(1)      ($)(2)      AWARD(S)(3)   SARS(3)   ($)(4)         ($)(5)
- ------------------------- -----    --------    --------  ------------   -----------   -------   -------     ------------
Victor J. Blanchet, Jr.    1993     256,401           0          0          none        none          0(6)     12,808
President, Chief           1992     227,000      72,216          0          none        none     94,168         9,601
  Operating Officer, and   1991     200,000      81,600          0          none        none     17,808         6,121
  Acting Chief Executive
     Officer
Patrick J. Chambers, Jr.   1993     203,750           0     13,080          none        none          0(6)      9,642
Senior Vice President and  1992     194,750      52,088      4,302          none        none     88,576         9,941
  Chief Financial Officer  1991     185,750      66,136        206          none        none     39,132         8,406
Frank E. Fischer           1993     163,250           0      2,825          none        none          0(6)      5,212
Vice President             1992     156,250      35,945      1,637          none        none     40,122         4,432
                           1991     149,250      33,170          0          none        none     17,808         3,559
Thomas A. Folchi, Jr.      1993     163,250           0      3,682          none        none          0(6)      4,523
Vice President             1992     156,250      29,645      1,357          none        none     40,122         4,431
                           1991     149,250      33,170         54          none        none     15,504         3,525
Victor A. Roque            1993     163,250           0        221          none        none          0(6)      4,483
Vice President, General    1992     156,250      29,645         51          none        none     39,568         4,236
  Counsel and Secretary    1991     149,250      30,170          0          none        none     10,080         3,406
James F. Smith             1993     371,917(7)        0     39,438          none        none          0(6)     36,347
Former Chairman of the     1992     388,750     120,258     13,206          none        none    284,966        36,019
  Board of Directors and   1991     371,500     153,408        846          none        none     98,808        29,658
  Former Chief Executive
  Officer

- ---------------

     (1) Pursuant to the Incentive Plan (described in the following section), the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the Plan are shown. All decisions with regard to payments for the achievement of 1993 goals have been deferred until after the investigation has been concluded. Mr. Smith will not receive a payment.

     (2) Interest in excess of 120% of the long-term federal rate, with compounding, prescribed under section 1274(d) of the Internal Revenue Code, paid or payable on compensation deferred at the officer's election.
     (3) At the end of the last fiscal year, the Company had no program or plan that awards restricted stock, stock options or stock appreciation rights.
     (4) Pursuant to the Incentive Plan, the amount of long-term awards depends upon the achievement of long-term goals. If performance is below a minimal level, no award is earned. Installments of long-term incentive awards earned for the period 1986-1988 which were paid or payable in 1991, and awards earned for the period 1989-1991 which were paid or payable in 1992 are shown.
     (5) Interest earned on long-term incentive awards which were deferred under the terms of the Incentive Plan and not at the election of the officer. In 1993, the amounts were: Mr. Blanchet, $12,808; Mr. Chambers, $9,642; Mr. Fischer, $5,212; Mr. Folchi, $4,523; Mr. Roque, $4,483; and Mr. Smith, $31,899. In
addition, Mr. Smith's compensation reflects the average annual premium of $4,448 for a supplemental long-term disability insurance policy purchased for him in 1991.
     (6) The long-term incentive award earned for the period 1989-1991 is payable in three annual installments which began in 1992. The first installment was paid in February 1992. The second installment, which ordinarily would have been made in February 1993, was approved by the Board of Directors for payout in December 1992. Consequently, no payment of the long-term incentive award was made in 1993.

     (7) Upon notice of the termination of his employment for cause, Mr. Smith was suspended from all duties with pay during the period in which he was entitled to take corrective action with respect to the termination of his employment for cause, which lapsed on December 6, 1993. However, the Company ceased paying Mr. Smith's salary effective November 30, 1993 after Mr. Smith filed an election to commence receiving his pension plan benefits as of such date.

LONG-TERM COMPENSATION

     Company's Incentive Plan

     The Company has an Incentive Compensation Plan ("Incentive Plan") for officers and certain other key executives, as specified on an annual basis. The Incentive Plan established a system of awards for the achievement of one-year goals and three-year goals. Payment of the three-year award is made over a three-year period beginning the year following the end of the cycle. The current three-year award cycle is for the period 1992 through 1994. The Compensation Committee of the Board of Directors approves the setting of goals and objectives upon which incentive compensation awards are based and submits these goals and objectives to the Board of Directors for approval. The three-year goals for the three-year period 1992 through 1994 include the attainment of a target return on equity, retail price comparisons for electric and gas operations and the achievement of demand-side management objectives. At the end of each Incentive Plan year an amount is accrued towards the payment of incentive compensation based upon the three-year goals. The incentive compensation based upon the three-year goals may be more or less than the portion so set aside, depending upon the level of achievement actually attained. A portion of the three-year award may be deferred at the discretion of the Board of Directors until the participant's retirement, death, disability or severe hardship. The following table sets forth the dollar value of the range of the estimated payouts under the Incentive Plan. The amounts reported in columns (d), (e) and (f) of the following table represent amounts estimated for fiscal year 1993 assuming, respectively, (i) the achievement of a minimally acceptable level of performance under the Incentive Plan (if performance is below this minimal level, no award will be paid); (ii) the achievement of certain goals which are formulated in each case to be attainable during the calendar year, absent major changes in external factors over which the Company may have little control; or (iii) the achievement of certain goals at a level which theoretically can be attained during the calendar year, but cannot be attained if any external factors adversely affect the achievement of the goals.

     Subsidiary Performance Plan


     In 1992, a Performance Unit Incentive Plan was adopted by the Company and certain of its wholly-owned non-utility subsidiaries. The Performance Unit Incentive Plan, administered by the Compensation Committee, was designed to provide incentive awards to certain qualifying individuals in the Company and its subsidiaries, including O&R Development Inc., O&R Energy, Inc. and Atlantic Morris Broadcasting, Inc. (together, the "Participating Companies"). Pursuant to the Performance Unit Incentive Plan, in 1992 certain key employees of the Participating Companies, including Messrs. Smith and Chambers ("Participants"), were granted awards entitling each of them to certain rights, measured as Performance Units. Each Performance Unit gives each Participant the opportunity to receive up to 1% of the combined net gain in value of the Participating Companies over a starting net value measured as the combined initial investment in each of the Participating Companies ("Starting Value"). If the percentage of net gain over the Starting Value does not exceed the average corporate bond rate, Participants will not be entitled to any payout under the Performance Unit Incentive Plan. Under the terms of the Performance Unit Incentive Plan, the award held by Mr. Smith has been cancelled as a result of his termination of employment for cause.

     With respect to the Performance Unit Plan, the following table sets forth in column (b) the number of Performance Units awarded, while the amounts reported in columns (d) and (e) represent amounts estimated, respectively, (i) assuming no gain in net value over the Starting Value and (ii) based on an average 1993 quarterly corporate bond rate of 7.15%.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

               (A)                   (B)             (C)             (D)        (E)       (F)
                                                                    ESTIMATED FUTURE PAYOUTS
                                                                              UNDER
                                                                   NON-STOCK PRICE-BASED PLANS
                                                                  -----------------------------
                                   NUMBER        PERFORMANCE      THRESHOLD   TARGET    MAXIMUM
               NAME               OF UNITS    CYCLE ENDING DATE      ($)        ($)       ($)
- --------------------------------- ---------   -----------------   ---------   -------   -------
Victor J. Blanchet, Jr.(1)                         12/31/94          9,000     90,000   135,000
Patrick J. Chambers, Jr.(1)                        12/31/94          4,120     41,200   61,800
                         (2)          5            12/31/97              0     53,625       (3)
Frank E. Fischer(1)                                12/31/94          2,063     20,625   30,938
Thomas A. Folchi, Jr.(1)                           12/31/94          2,063     20,625   30,938
Victor A. Roque(1)                                 12/31/94          2,063     20,625   30,938
James F. Smith(4)                                  12/31/94              0          0        0
                (4)                   0            12/31/97              0          0        0

- ---------------
(1) Estimated long-term awards under the Company's Incentive Plan.
(2) Awards under the subsidiary Performance Unit Incentive Plan.
(3) Not applicable.

(4) Rights under the Performance Unit Incentive Plan and the Incentive Compensation Plan were cancelled as a result of Mr. Smith's termination of employment for cause.


    PENSION PLAN

     The following table sets forth as of January 1, 1994 the estimated aggregate annual benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
- ------------     -------     -------     -------     -------     -------
   125,000        62,500      75,000      78,125      81,250      84,375
   150,000        75,000      90,000      93,750      97,500     101,250
   175,000        87,500     105,000     109,375     113,750     118,125
   200,000       100,000     120,000     125,000     130,000     135,000
   225,000       112,500     135,000     140,625     146,250     151,875
   250,000       125,000     150,000     156,250     162,500     168,750
   300,000       150,000     180,000     187,500     195,000     202,500
   400,000       200,000     240,000     250,000     260,000     270,000
   450,000       225,000     270,000     281,250     292,500     303,750
   500,000       250,000     300,000     312,500     325,000     337,500
   550,000       275,000     330,000     343,750     357,500     371,250
   600,000       300,000     360,000     375,000     390,000     405,000
   650,000       325,000     390,000     406,250     422,500     438,750


     Compensation covered by the Retirement Plan consists of regular compensation, which excludes any bonus, overtime, special pay or incentive compensation. Compensation covered by the Supplemental Plan consists of regular compensation and, in addition, for officers who have completed at least 11 years of service, incremental portions of an amount equal to the scheduled one-year annual award under the Company's Incentive Plan, up to 100 percent of such amount for officers with 20 years or more of service. The current compensation covered by the Supplemental Plan for each of the individuals listed on the Summary Compensation Table is as follows: Mr. Blanchet, $275,638; Mr. Chambers, $233,700; Mr. Fischer, $167,969;

Mr. Folchi, $175,781; Mr. Roque, $166,016; and Mr. Smith $503,533. Amounts shown in the Pension Plan Table are calculated on the basis of years of credited service under the Supplemental Plan. Under the Supplemental Plan, the years of credited service for the individuals named in the Summary Compensation Table are as follows: Mr. Blanchet, 17 years; Mr. Chambers, 22 years; Mr. Fischer, 16 years; Mr. Folchi, 23 years; Mr. Roque, 15 years; and Mr. Smith, 29 years. Under the Retirement Plan, each individual has one year less of credited service. Benefits payable at age 65 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence. Mr. Smith elected to commence receiving his benefits payable under the Retirement Plan and Supplemental Plan as of November 30, 1993.


     The Retirement Plan provides for benefits based on modified career average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1986 (including two additional years of credited service at the final rate of base pay limited to $150,000) and
(2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1987 multiplied by the number of years of credited service prior to that date. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent of surplus funds held under the Retirement Plan.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who have at least five years of service as officers. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation over the three years of highest compensation, reduced by the participant's Retirement Plan benefit. For unvested participants, benefits would vest upon termination of employment following a change in control of the Company. The Company has established a trust under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     In 1988, Mr. Smith entered into an agreement with the Company which provided (as amended) for his employment as Chief Executive Officer of the Company for a term ending on December 1, 1995. Under the agreement Mr. Smith was to receive a base salary of $410,500 for 1993 and was eligible for participation in the Company's Incentive Plan (described above) and other benefit arrangements. The agreement also provided that in the event of the termination of Mr. Smith's employment by the Company without cause or upon constructive termination by the Company, Mr. Smith would have received his base salary for 36 months following termination as well as one-year and three-year incentive awards for such period on a specified basis. Constructive termination of employment was defined in the agreement as Mr. Smith's termination of his own employment following, among other things, a reduction in his compensation or benefits, a loss of his position or a diminution of his duties or responsibilities or the assignment to him of duties inconsistent with his position. Mr. Smith's employment as Chief Executive Officer has been terminated for cause. See "Recent Developments". As a result, he is entitled to receive only amounts earned through the date of his termination and will not receive the payments referred to above. In a lawsuit filed on February 7, 1994, the Company seeks to recover certain compensation paid or awarded to Mr. Smith, which may include deferred salary and incentive compensation.

     The Company has entered into severance agreements with each of its officers (excluding Mr. Smith, who is a party to an employment agreement described above) in order to provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in each case within 24 months following a change in control of the Company. The principal benefits consist of a lump-sum severance payment equal to three times the individual's five-year average annual W-2 compensation, less one dollar, and continuation of the individual's life, medical and dental insurance for a period of 24 months. Payments to be made would be reduced to the extent of payments that the individual receives under the Company's Severance Pay Plan (described below). Payments in an amount which would otherwise cause the imposition of the parachute payment excise tax under section 280G of the Internal Revenue Code of 1986, as amended, could be further reduced to prevent imposition of such tax. The Company has established a trust which, in the event of a change in control of the Company, will be used for the payment of its obligations to its officers under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to its officers (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, pension, life and health insurance benefits are continued for eligible employees following termination of employment for the severance period.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductions, to the Company for payments it makes to indemnify directors and officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, such insurance covers directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contract for such insurance, which became effective May 16, 1993, is with National Union Fire Insurance Company of Pittsburgh, Pennsylvania. The annual premium cost is $218,148.

                2. AS TO THE REMOVAL OF JAMES F. SMITH FROM THE
                          BOARD OF DIRECTORS FOR CAUSE


     On October 5, 1993, the independent Directors determined to terminate for cause the employment of James F. Smith as Chief Executive Officer of the Company and to remove him as Chairman of the Board. On October 7, 1993, notice of his termination for cause was delivered to Mr. Smith and he was suspended from all duties effective immediately. See "Recent Developments" on page 7 above.



     Under Mr. Smith's employment agreement, "cause" is defined to include serious, wilful misconduct or gross neglect of duties which has resulted, or in all probability is likely to result, in material economic damage to the Company. The principal basis for the independent Directors' determination that there was adequate evidence for Mr. Smith's termination was their judgment that the evidence uncovered by the investigation and presented to the independent Directors justified a conclusion that Mr. Smith had engaged in serious, wilful misconduct and had grossly neglected his duties. Specifically, the independent Directors determined that the evidence justified conclusions that Mr. Smith had engaged in numerous and repeated transactions involving use of the Company's resources and assets for the personal benefit of Mr. Smith, his family and friends; numerous and repeated expenditures of Company funds by Mr. Smith that had no adequate business purpose; numerous and repeated violations and evasions of the Company's internal controls; failure by Mr. Smith to properly supervise, or cause the proper supervision of, Ms. Winikow; numerous and repeated violations of Company policies; failures by Mr. Smith to make candid and forthcoming disclosures in connection with the Special Committee's investigation and other actions by Mr. Smith to hinder and obstruct the investigation. The independent Directors further concluded that the Company had suffered and/or in all probability was likely to suffer material economic damage as a result of the foregoing, including:



      (i) the monetary losses caused by misappropriation or misuse of Company funds and assets;



      (ii) the adverse effect of the foregoing events on the Company's relations with the New York Public Service Commission and, in particular, the threatened termination by the Public Service Commission of the Company's pending electric rate proceeding, and the costs and burdens that would be required to satisfy the Public Service Commission that the Company's internal controls function satisfactorily;

     (iii) the costs and legal exposure resulting from civil and criminal proceedings and inquiries that were pending or were likely to arise;



     (iv) the costs and disruption already incurred and to be suffered by the Company as a result of the need to conduct a thorough and complete investigation of the matters referred to above; and



      (v) the substantial adverse effect on the Company arising from adverse publicity, loss of business reputation and adverse effect on employee morale.



The bases for Mr. Smith's termination of employment for cause were stated in the notice of termination for cause delivered to Mr. Smith. Mr. Smith has stated that he disputes the allegations set forth in the notice of termination for cause.



     On February 7, 1994, the Company commenced an action against Mr. Smith in New York State Supreme Court by the filing of a Summons with Notice. The Summons alleges causes of action for breach of the fiduciary duties of loyalty and care, waste, conversion, fraud, and unjust enrichment based on allegations that Mr. Smith misused Company assets and personnel and misappropriated Company funds for his own benefit or for other improper purposes, and failed to maintain proper management controls or to properly supervise corporate affairs and subordinate employees.



     The Company served a complaint in that action on March 16, 1994. Unless otherwise extended, Mr. Smith's answer will be due 20 days after the complaint was served. The complaint alleges causes of action for breaches of fiduciary duty, inducing breach of fiduciary duty by others, fraud, conversion, unjust enrichment, waste and an accounting of Company property and funds. More particularly, the complaint alleges, among other things, that (i) Mr. Smith intentionally misappropriated and converted Company funds, assets and services to his own use by causing the Company to pay, through the submission of false and inaccurate expense reports, for personal expenses associated with his travel, entertainment, purchases of merchandise, use of Company vendors and use of the Company's conference center facilities; (ii) Mr. Smith engaged in a pattern of excessive and extravagant expenditures of Company funds in connection with purported business travel, entertainment and Company-sponsored events that had no legitimate business purpose or conferred little or no benefit to the Company's business, and constituted waste of corporate assets; and (iii) Mr. Smith failed to institute and maintain adequate internal controls, failed to supervise subordinate employees, including Ms. Winikow and knowingly permitted, induced and authorized the personal use of Company funds, assets and services by other Company officers. The Company seeks an accounting by Mr. Smith of certain Company funds and property, restitution of all amounts misappropriated, misused, or unaccounted for, forfeiture of compensation paid or awarded by the Company to Mr. Smith during the period in which breaches of fiduciary duties occurred, compensatory damages in an amount not less than $5 million and punitive damages.



     Mr. Smith currently is a Director of the Company. Under the Company's Certificate of Incorporation and By-Laws, the Directors do not have the power to remove another Director for cause or otherwise. The Company's By-Laws (Article III, Section 3.2) do provide that a Director may be removed by the shareholders for cause at any time by the affirmative vote of the holders of at least 80 percent of the combined voting power of all the then-outstanding shares of stock of all classes and series of the Company entitled to vote generally, voting together as a single class. The By-Laws do not define "cause." The By-Laws also provide that the Company must notify a Director of the grounds of his pending removal and the Director is entitled to present to shareholders, at the expense of the Company, his defense by a statement which accompanies or precedes the Company's solicitation of proxies to remove him. If the shareholders approve the proposal to remove Mr. Smith as a Director for cause, the Board of Directors intends to reduce the number of Directors from 10 to 9.



     On February 3, 1994, the independent Directors determined that it was in the best interests of the Company and the shareholders that Mr. Smith be removed for cause as a Director and approved the submission of such a proposal to the shareholders. Because of the Board of Directors' conclusion that all matters relating to Mr. Smith's status should be determined only by the independent Directors, Messrs. Blanchet, Chambers, and Smith did not vote on the proposal. The Company delivered the following letter dated February 3, 1994 to Mr. James F. Smith notifying him of the grounds for his proposed removal for cause as a Director of the Company:

Dear Mr. Smith:

          This letter will set forth the grounds of the Company's proposal to remove you from the Board of Directors for cause, as required by Section
     3.2 of the Company's By-Laws.

          The independent Directors believe that any Director, to serve effectively, must enjoy the trust and confidence of his fellow Directors. For the reasons set forth in the notice of your termination for cause as Chief Executive Officer, this is no longer true in your case. In addition, you have asserted that you intend to contest your termination for cause, and your conduct in your former capacity of Chief Executive Officer continues to be the subject of investigation by the Special Committee. We do not believe that a Director with such adversarial interests should continue to serve as a Director.

          In sum, the independent Directors and the Company believe that you can no longer effectively serve the interest of the Company and its shareholders as a Director and, accordingly believe that it is in the best interests of the Company and its shareholders that you be removed from the Board of Directors for cause.

          Section 3.2 of the Company's By-Laws provides that you are entitled to present to the shareholders, at the expense of the Company, a defense in connection with your proposed removal by a statement which accompanies or precedes the solicitation of proxies to effect your proposed removal. If you wish to submit such a statement, please deliver it to the Company, attention General Counsel, by no later than February 10, 1994 and, if received by such date, such statement will be included with the Company's proxy statement that is distributed to its shareholders.

                                          Very truly yours,

                                          ORANGE AND ROCKLAND UTILITIES, INC.

                                          /s/ H. Kent Vanderhoef

                                              H. Kent Vanderhoef

                                              Acting Chairman of the Board


     Mr. Smith's statement in opposition to his proposed removal as a Director of the Company is set forth below.



                                                  February 10, 1994



To the Shareholders of Orange & Rockland Utilities:



     I ask the shareholders of Orange & Rockland to reject the efforts of the Board of Directors to have me removed as a Director of your Company. I have spent most of my adult life in the service of Orange & Rockland. My only goals have been to serve the Company and to secure its continued growth and financial stability so that it may serve effectively and efficiently the communities of which it is a part.



     I believe that my efforts have been reflected in the performance of the Company and have brought value to you. Under my leadership as your Chief Executive Officer for fourteen years, dividends to shareholders have increased every year and a $100 investment in 1979 has had a cumulative total return of $1,162.

     I am pleased that as a result of the Lovett Coal Reconversion Project, the Company has moved from almost total dependence in 1979 on oil for electric generation to reliance on a less expensive, more secure fuel mix of coal, natural gas and oil for generation. The Company was among the first to develop a gas marketing business following the deregulation of the natural gas industry in the mid-1980s. The Company became nationally known for innovative rate making.



     The Board of Directors purported to terminate my service as Chief Executive Officer of the Company by a Notice of Termination dated October 7, 1993. I dispute the allegations contained in the Notice of Termination. I contend that the termination is designed to deny me my rights under my Employment Agreement as well as my pension rights and I intend to enforce such rights.



     I have never misused my former office, never permitted my personal interests to interfere with the successful performance of my duties, and never have I intentionally violated the trust you have bestowed upon me. My compensation and performance as Chief Executive Officer of the Company have been reviewed annually by independent Compensation and Audit Committees of the Board of Directors and by the entire Board. I have always acted in good faith and exercised my best judgment in hiring and in delegating responsibilities to other members of the Company's senior management and staff to manage the affairs of the Company. I am as disappointed as you are to learn of alleged or admitted misconduct by one former officer of the Company, but I had no involvement in that matter whatsoever.



     I have welcomed the opportunity to serve the Company, its shareholders and the communities in which it is involved. I can only ask you to permit me to continue to serve you in the capacity of Director and to utilize my experience and knowledge on your behalf.



                                                  Sincerely,
                                                  /s/ James F. Smith


                                                      James F. Smith



     THE INDEPENDENT DIRECTORS OF THE COMPANY UNANIMOUSLY BELIEVE THAT THE REMOVAL OF MR. SMITH AS A DIRECTOR FOR CAUSE WOULD BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE REMOVAL OF MR. SMITH FROM THE BOARD OF DIRECTORS FOR CAUSE.


              3. AS TO THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     In accordance with the recommendations of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen & Co., independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1994.

     The accounting firm of Grant Thornton audited the Company's consolidated financial statements for 1993 and prior years. Upon recommendation of the Audit Committee, the Board of Directors decided to solicit bids for the performance of auditing services for the Company for 1994. Bids were received from six public accounting firms, including Grant Thornton. Based on a review of the competing bids, the Audit Committee concluded that the selection of Arthur Andersen & Co. would be in the best interests of the Company. The Board of Directors of the Company approved the recommendation of the Audit Committee.

     The reports of Grant Thornton on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for 1993 has been modified by inclusion of an explanatory paragraph regarding the uncertainty of the pending investigations of the Company and related litigation described under "Recent Developments". Since January 1, 1992, there have been no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of such disagreements in connection with its report.

     Representatives of Arthur Andersen & Co. will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions. Grant Thornton has indicated it does not plan to attend the Annual Meeting.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

               4. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

                       DEADLINE FOR SHAREHOLDER PROPOSALS


     December 7, 1994 is the date by which proposals of shareholders of the Company intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                 MISCELLANEOUS


     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be borne by the Company. The Company has retained Morrow & Co., Inc. and Kissel-Blake Inc. to assist with the solicitation of proxies for fees of $31,000, plus reimbursement of out-of-pocket expenses. Approximately employees of Morrow & Co., Inc. and Kissel-Blake Inc. will be engaged in the solicitation of proxies on behalf of the Company. In addition, Directors, officers or other senior managers of the Company may solicit proxies by telephone or in person, the costs of which will be nominal. The Company estimates that the total costs to the Company associated with the solicitation
of proxies will be $                    . To date, the Company has expended
$                    in expenses related to this proxy solicitation.


                                    By Order of the Board of Directors,
                                        H. KENT VANDERHOEF
                                        Acting Chairman of the Board of
                                    Directors


     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD MAY 11, 1994 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1993, UPON WRITTEN REQUEST TO VICTOR A. ROQUE, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

                                                                      APPENDIX A



     The following table shows all securities of the Company purchased within the last two years by each present Director who purchased securities during such period, the dates on which such securities were purchased and the amount purchased on each date. (Note: only month and year information is available for shares acquired through the reinvestment of dividends under the Company's Management Employee's Savings Plan.)



                                               NUMBER OF SHARES                      NUMBER OF SHARES
              NAME                  DATE          PURCHASED           DATE              PURCHASED
- --------------------------------  ---------    ----------------     ---------        ----------------
Ralph M. Baruch                      2/3/92              155          2/16/93                   46
                                     5/4/92               52          5/13/93                   44
                                     6/3/92              101          8/20/93                   45
                                     8/3/92               49          11/9/93                   50
                                    11/2/92               50           2/3/94                   54
Victor J. Blanchet, Jr.                1/92               16             7/93                   15
                                       4/92               17          8/20/93                    4
                                       7/92               16            10/93                   16
                                      10/92               16          11/9/93                    4
                                       1/93               15           2/3/94                    5
                                       4/93               14
Patrick J. Chambers, Jr.               1/92               50.2058     5/13/93                    0.1945
                                       4/92               53             7/93                   45.2009
                                       7/92               49          8/20/93                    0
                                      10/92               49            10/93                   49.2210
                                       1/93               47          11/9/93                    0
                                    2/16/93                0           2/3/94                    0.2415
                                       4/93               44



J. Fletcher Creamer                  2/3/92               20          2/16/93                   62
                                     3/2/92            3,000          5/13/93                   46
                                     5/4/92               21          8/20/93                   47
                                     8/3/92               67          11/9/93                   52
                                    11/2/92               67           2/3/94                   57
Frank A. McDermott, Jr.              2/3/92               10           8/3/92                   10
                                     5/4/92                8          2/16/93                    4
James F. Smith                         1/92               64             1/93                   60
                                       4/92               67             4/93                   56
                                       7/92               62             7/93                   57
                                      10/92               63            10/93                   62
Linda C. Taliaferro                  2/3/92                1          5/13/93                    1
                                     5/4/92                1          8/20/93                    1
                                     8/3/92                1          11/9/93                    1
                                    11/2/92                1           2/3/94                    1
                                    2/16/93                1
H. Kent Vanderhoef                  4/22/92            1,000
John F. White                        2/3/92               13          5/13/93                   11
                                     5/4/92               14          8/20/93                   12
                                     8/3/92               12          11/9/93                   13
                                    11/2/92               14           2/3/94                   14
                                    2/16/93               12



     In addition, on January 30, 1992, Patrick J. Chambers, Jr. sold 836 shares of stock he owned beneficially.

                      ORANGE AND ROCKLAND UTILITIES, INC.

              COMMON STOCK PROXY FOR ANNUAL MEETING, MAY 11, 1994

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS



         The undersigned, revoking all previous proxies, hereby appoints H. KENT VANDERHOEF, VICTOR J. BLANCHET, JR. and VICTOR A. ROQUE, and each of them, proxies, with power of substitution to each to vote and act at the annual meeting of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 75 West Route 59, Spring Valley, New York, on Wednesday, May 11, 1994, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated April 16, 1994.



             (Continued, and to be dated and signed, on other side)


I PLAN TO ATTEND MEETING [ ]


EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE BELOW, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO INSTRUCTIONS ARE INDICATED.

                             ------          -----
                             COMMON          D.R.S
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        EACH OF THE FOLLOWING PROPOSALS.



Item 1-To elect the following three directors
3-Year Term -- J.F. Creamer
               K.D. McPherson
               L.C. Taliaferro


To withhold authority to vote for any individual nominee(s), print that nominee's name below:

- --------------------------------------------------------------------------------

                                                                                  FOR  AGAINST  ABSTAIN
Item 2--To remove James F. Smith from the Board of Directors for cause.           [ ]     [ ]      [ ]


Item 3--To appoint Arthur Andersen & Co. as independent public accountants for    [ ]     [ ]      [ ]
1994.

Item 4--In their discretion, the proxies are authorized to act on such other matters as may properly come before the meeting or any adjournments thereof.

All powers may be exercised by a majority of said proxies or said substitutes voting or acting or, if only one votes and acts, then by that one.


Dated:                                      , 1994
       -------------------------------------

- --------------------------------------------------
                Signature

- --------------------------------------------------
                Signature

(NOTE: Signature should agree with name imprinted hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. If stock is registered in more than one name, each joint owner should sign.)

IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.